[GRAPHIC OMITTED]
                                       NVB
                              NORTH VALLEY BANCORP

North Valley Bancorp to Present at the Sandler O'Neill West Coast Financial Services Conference

March 4, 2005 - REDDING, CA - North Valley Bancorp (NASDAQ: NOVB), a multi-bank holding company with $866 million in assets, today announced that Edward J. Czajka, Executive Vice President & Chief Financial Officer, will participate in a panel discussion at a conference sponsored by Sandler O'Neill & Partners, LP, on March 10, 2005 at 7:10am PST, in Carlsbad, California.

The conference will be accessible via a live and archived webcast through Sandler O'Neill's web site at www.sandleroneill.com. Viewers should go to the sandleroneill.com website prior to the presentation time in order to register. The archived webcast will be available beginning on March 11, 2005 for thirty days. Slides of North Valley Bancorp's presentation will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K prior to the presentation.

Persons may also listen to the conference via audio conference by dialing (800) 239-8730 and referencing "Sandler O'Neill Conference Session 1".

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank ("NVB") operates thirteen commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Yolo Community Bank ("YCB") operates three commercial banking offices in Yolo, Solano, and Placer Counties in Northern California. Six Rivers Bank, a division of NVB, operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB and YCB engage in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship. Visit the Company's website address at www.novb.com.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:
Michael J. Cushman                      or    Edward J. Czajka
President & Chief Executive Officer           Executive Vice President &
(530) 226-2900   Fax: (530) 221-4877           Chief Financial Officer